Exhibit 16.1

101 Larkspur Landing Circle Suite 321 Larkspur, CA 94939 415-448-5061 www.rbsmllp.com

April 8, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E. Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Falconstor Software, Inc. included under Item 4.01 of its Form 8-K dated April 8, 2019, and we agree with such statements as they relate to our firm, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage Marcum LLP to serve, as the Company’s new independent registered public accounting firm, and the statements made that do not relate to our firm under Item 4.01.

/s/ RBSM LLP
Larkspur, CA

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